Exhibit 10.1

THIS AGREEMENT dated for reference the 1st day of February, 2006.

BETWEEN:

PRIMECAP RESOURCES INC., of 412 – 848 North Rainbow Blvd., Las Vegas, Nevada, U.S.A., 89107-1103.

(hereinafter referred to as “Primecap”)

OF THE FIRST PART

AND:

NUEVA CALIFORNIA S.A., of Carrera 43 A, No. 1 A Sur-20, Edificio Colmena, Oficina 501, Medellin, Colombia.

(hereinafter referred to as “Nueva California”)

OF THE SECOND PART

AND:

TAO MINERALS INC., of 80 South Court Road, Thunder Bay, Ontario, P7B 2X4

(hereinafter referred to as “TAO”)

OF THE THIRD PART

This letter agreement has been prepared as the result of negotiations had between Tao Minerals Inc. (“Tao”), Primecap Resources Inc. (“Primecap”) and Nueva California S.A. (“Nueva California”), concerning the acquisition, by Tao, of an interest in the Risaraldo La Golondrina D14-082 property located in Narino, Colombia (the “Property”). This letter agreement commits to paper the essential terms and conditions upon which the parties will agree to the transaction (the “Transaction”), and provides a framework within which to complete the due diligence necessary to finalize the Transaction. It is anticipated that, once this letter agreement is signed by all parties, a definitive agreement, containing the terms and conditions listed herein and such other terms and conditions, covenants, representations, warranties and indemnities generally included in an agreement of this nature, will be entered into and delivered by the parties (the “Definitive Agreement”).

1.

Primecap has, pursuant to the terms and conditions of a certain Heads of Agreement dated August 23, 2004, been granted an option to acquire, from Nueva California, a 100% interest in the Property (the “Option”). A copy of the Heads of Agreement is attached hereto as Schedule “A”.

2.	Primecap will assign the Option to Tao, upon execution of the Definitive Agreement, and subject to receipt of applicable corporate and regulatory approvals, for the following consideration:

	(iii)	CDN$150,000.00, payable on or before March 15, 2006; and
	(iv)	The issuance of 2,500,000 shares in the capital stock of Tao, such shares (the “Shares”), to be issued to Nueva California. The Shares will be issued contemporaneous with the payment of the aforementioned CDN$150,000.00 or within 14 days of the execution of the Definitive Agreement, whichever is the earlier.

3.

The Closing of the transactions contemplated herein will occur no later than the 10th business day following approval of this letter agreement by the regulatory authorities having jurisdiction, if any, and by the shareholders of Tao, whichever is later. Notwithstanding the foregoing, if the Closing does not occur by February 28, 2006, this letter agreement will automatically terminate and be rendered of no further force or effect unless the parties have extended such date by mutual agreement in writing.

4.

Primecap will make available to Tao, and to its professional advisors, such documentation as is required by Tao, acting reasonably, to confirm the “chain of title” of the Property. Tao and Primecap will each use its best efforts to prevent public disclosure or knowledge of the terms of this letter agreement and all information and documents obtained in the course of any due diligence review conducted, without the prior written approval of the other party. The foregoing will not restrict or otherwise affect the right of the parties to make any disclosure:

	(i)	which is necessary for the parties to carry out and give full effect to the terms, provisions and intent of this letter agreement;
(ii)

to consultants, lawyers, accountants, regulatory authorities or other persons from whom any approvals or consents may required, provided that such disclosure is not intended for dissemination to the public and each person receiving confidential information executes a non disclosure agreement in favor of the parties, as the case may be;

	(iii)	as required by any securities laws or regulations applicable to the parties; or
	(iv)	as may otherwise be required by law or for the purpose of enforcing the provisions of this letter agreement or any other agreement contemplated hereby.

The obligations of confidentiality and non-disclosure set forth in this paragraph 4 will survive the termination of this letter agreement and will extend for a period of one (1) year from the date of this letter agreement, but will not apply to any information which subsequently comes into the public domain or that a person who is not party to this letter agreement subsequently delivers to the parties.

5.

This letter agreement may be terminated by either party at any time with the consent of the other party, (Primecap and Nueva California will be considered one party for purposes of this paragraph only). Otherwise this letter agreement will remain in force until February 28, 2006, unless extended in writing by both parties.

6.

All notices required or contemplated by this letter agreement will be considered delivered when actually delivered to the parties at their addresses set out on page 1 of this letter agreement. Any notice sent by electronic means to a machine capable of generating a printed permanent record at the machine of the recipient will be deemed to be delivered on the business day following the date of its transmission.

7.	Each party will pay its own expenses in connection with the transactions contemplated in this letter agreement.

8.	Time is of the essence in this letter agreement.

The above provisions set forth the essential terms and conditions of the understanding among the parties hereto.

Agreed and accepted by the undersigned as of and from this 1st day of February, 2006.

TAO MINERALS INC.	PRIMECAP RESOURCES INC.
Per:	Per:

Don Axent	Jim Sikora
Authorized Signatory	Authorized Signatory

Authorized Signatory	Authorized Signatory

NUEVA CALIFORNIA S.A.
Per;

Jim Sikora
Authorized Signatory

Authorized Signatory